Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

ADOMANI, INC.,

EVT ACQUISITION COMPANY, INC.,

and

ENVIROTECH DRIVE SYSTEMS, INC.

Dated as of February 16, 2021

Page

Article I DEFINITIONS	2
Section 1.1	Certain Defined Terms2
Section 1.2	Table of Definitions9
Article II THE MERGER	10
Section 2.1	The Merger10
Section 2.2	Effects of the Merger10
Section 2.3	Certificate of Incorporation and Bylaws11
Section 2.4	Directors; Officers11
Section 2.5	Subsequent Actions11
Section 2.6	Conversion of Stock11
Section 2.7	Tax Consequences13
Article III Closing; Issuance of Consideration	13
Section 3.1	Closing; Effective Time13
Section 3.2	Exchange of Shares of Company Common Stock14
Section 3.3	Other Transactions to be Effected at the Closing15
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	17
Section 4.1	Organization and Qualification17
Section 4.2	Authority18
Section 4.3	No Conflict; Required Filings and Consents19
Section 4.4	Capitalization19
Section 4.5	Equity Interests20
Section 4.6	Financial Statements; No Undisclosed Liabilities20
Section 4.7	Absence of Certain Changes or Events21
Section 4.8	Compliance with Law; Permits21
Section 4.9	Litigation21
Section 4.10	Company Employee Benefit Plans21
Section 4.11	Labor and Employment Matters21
Section 4.12	Title to, Sufficiency and Condition of Assets22
Section 4.13	Real Property22
Section 4.14	Intellectual Property22
Section 4.15	Taxes25
Section 4.16	Environmental Matters26
Section 4.17	Material Contracts27
Section 4.18	Affiliate Interests and Transactions30
Section 4.19	Insurance30

i

(Continued)

Page

Section 4.20	Privacy and Security30
Section 4.21	Customers and Suppliers31
Section 4.22	Brokers31
Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB	32
Section 5.1	Organization and Qualification32
Section 5.2	Authority32
Section 5.3	No Conflict; Required Filings and Consents33
Section 5.4	Capitalization33
Section 5.5	Issuance of Acquiror Shares34
Section 5.6	SEC Reports; Financial Statements; No Undisclosed Liabilities34
Section 5.7	Absence of Certain Changes34
Section 5.8	Compliance with Law; Acquiror Permits34
Section 5.9	Litigation35
Section 5.10	Litigation35
Section 5.11	Employee Benefit Plans35
Section 5.12	Labor and Employment Matters36
Section 5.13	Title to, Sufficiency and Condition of Assets36
Section 5.14	Real Property36
Section 5.15	Intellectual Property37
Section 5.16	Taxes39
Section 5.17	Environmental Matters41
Section 5.18	Material Contracts41
Section 5.19	Affiliate Interests and Transactions44
Section 5.20	Insurance44
Section 5.21	Privacy and Security44
Section 5.22	Customers and Suppliers45
Section 5.23	Brokers45
Article VI COVENANTS	45
Section 6.1	Conduct of Business Prior to Closing.45
Section 6.2	Access to Information.46
Section 6.3	Exclusivity47
Section 6.4	Stockholders Consent.48
Section 6.5	Resignations; Directors’ and Officers’ Indemnification.48
Section 6.6	Closing Conditions50
Section 6.7	Termination of Indebtedness50
Section 6.8	Public Announcements50

(Continued)

Page

Section 6.9	Further Assurances51
Article VII CONDITIONS TO CLOSiNG	51
Section 7.1	Conditions to Obligations of All Parties51
Section 7.2	Conditions to Obligations of Acquiror and Sub51
Section 7.3	Conditions to Obligations of the Company52
Article VIII TERMINATION	53
Section 8.1	Termination53
Section 8.2	Effect of Termination54
Section 8.3	Notice of Termination54
Article IX GENERAL PROVISIONS	54
Section 9.1	Fees and Expenses54
Section 9.2	Amendment and Modification54
Section 9.3	Extension; Waiver55
Section 9.4	Notices55
Section 9.5	Interpretation56
Section 9.6	Entire Agreement56
Section 9.7	No Third-Party Beneficiaries56
Section 9.8	Governing Law56
Section 9.9	Submission to Jurisdiction57
Section 9.10	Assignment; Successors57
Section 9.11	Enforcement57
Section 9.12	Currency58
Section 9.13	Severability58
Section 9.14	Waiver of Jury Trial58
Section 9.15	Counterparts58
Section 9.16	Facsimile or .pdf Signature58
Section 9.17	Time of Essence58
Section 9.18	No Presumption Against Drafting Party58

Exhibits:

Exhibit A – Form of Stockholder Consent

Exhibit B – Form of Amended and Restated Certificate of Incorporation

Exhibit C – Form of Amended and Restated Bylaws

Exhibit D – Form of Certificate of Merger

Exhibit E – Pro Forma Capitalization Table

Schedules:

Schedule 1.1(a)(i) – Company Knowledge Persons

Schedule 1.1(a)(ii) – Acquiror Knowledge Persons

Company Disclosure Schedules

Acquiror Disclosure Schedules

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2021 (this “Agreement”), is among ADOMANI, INC., a Delaware corporation (“Acquiror”), EVT ACQUISITION COMPANY, INC., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Sub”), and ENVIROTECH DRIVE SYSTEMS, INC., a Delaware corporation (the “Company”).

RECITALS

A.

The Board of Directors of the Company has unanimously (i) determined that the merger of Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”) is advisable and fair to, and in the best interests of, the Stockholders, (ii) approved, in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), this Agreement and each of the transactions contemplated hereby, including the Merger, and (iii) recommended that the Stockholders adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger.

B.	The Boards of Directors of Acquiror and Sub have each determined that it is advisable and in the best interests of Acquiror and Sub for Sub to consummate the Merger.
C.

It is the intention of the parties that, for federal income tax purposes and applicable state income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”)  (and any comparable provision of state law), and the treasury regulations promulgated under the Code (and any future amendments to such regulations and any corresponding provisions of succeeding regulations) (the “Treasury Regulations”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

D.

Following the execution of this Agreement, the Company shall seek to obtain a written consent in the form attached as Exhibit A hereto (the “Stockholder Consent”) pursuant to Section 228 of the DGCL, duly executed by the holders of all of the outstanding shares of Company Common Stock adopting this Agreement and approving each of the transactions contemplated hereby, including the Merger (the “Requisite Stockholder Approval”).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1Certain Defined Terms

.  For purposes of this Agreement:

“Acquiror Board Nominees” means the three individuals identified by Acquiror at the Closing to be members of the board of directors of Acquiror at the Effective Time.

“Acquiror Charter Documents” means the certificate of incorporation and bylaws of Acquiror.

“Acquiror Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Acquiror and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of Acquiror to consummate, or prevents or materially delays, the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

“Acquiror Shares” means the common stock, par value $0.00001 per share, of Acquiror.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Stockholder Consent, the Stockholder Representation Statement, and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into by the parties at or prior to the Closing as contemplated by this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a standard Federal Reserve Bank holiday.

“Cash” means, without duplication, the aggregate amount of all cash and cash equivalents of the Company required to be reflected as cash and cash equivalents on a balance sheet of the Company as of such date prepared in accordance with GAAP, net of (i) any outstanding checks, wires and bank overdrafts of the Company and (ii) any amounts relating to credit card receivables or Restricted Cash, in the case of each of clauses (i) and (ii), whether or not required to be reported as such under GAAP.

“Company Board Nominees” means the four individuals identified by the Company at the Closing to be members of the board of directors of Acquiror at the Effective Time.

“Company Charter” means the certificate of incorporation of the Company.

“Company Charter Documents” means the Company Charter and bylaws of the Company.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Debt Payoff Letter” means a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to Acquiror, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Affiliates arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by Acquiror to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company and its Affiliates all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Laws of any Governmental Authority relating to (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Equity Participations” means any (i) share, quota, security, participation right and any other present or future right entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to participate in the revenues, dividends or equity appreciation of another Person, including capital stock, membership interests, units, performance units, options, restricted stock, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible bonds, debentures or other convertible Indebtedness, or stock bonus plans and (ii) commitments to issue any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means all employers, trades or businesses (whether or not incorporated) that would be treated together with Acquiror or any of its Affiliates, as a “single employer” within the meaning of Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Substances” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) lead, polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means, without duplication (but before taking account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount and accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of

(A) all indebtedness for borrowed money of the Company or Acquiror, as applicable, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates or to Acquiror and its Affiliates, as applicable, thereunder); (ii) all obligations under capitalized leases with respect to which the Company or Acquiror, as applicable, is liable, determined in accordance with GAAP; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions, all amounts of deferred rent and all amounts of deferred revenue; (iv) all liabilities with respect to any current or former employee, officer or director of the Company or Acquiror, as applicable, that arise before or on the Closing Date, including (A) all liabilities with respect to any Acquiror Benefit Plan, as applicable, (B) all accrued salary, deferred compensation, commissions and vacation obligations, (C) all workers’ compensation claims, (D) any liability in respect of accrued but unpaid bonuses; and (E) any employment Taxes payable by the Company or Acquiror, as applicable, with respect to the foregoing; provided, that each item of Indebtedness described in this clause (iv) shall be calculated so as to avoid double-counting of any item included in the calculation of Transaction Expenses pursuant to clause (v) of the definition thereof; (v) unpaid management fees; (vi) all deposits and monies received in advance by the Company or Acquiror, as applicable; (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or Acquiror, as applicable; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons for the payment of which the Company or Acquiror, as applicable, is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) registered trade names, trademarks and service marks (registered and unregistered), brand names, logos, corporate names and other source identifiers, domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents, utility models, and invention registrations of any type, and equivalents thereof, including divisionals, continuations, continuations in part, re-examinations, renewals, extensions, divisions and reissues thereof, and applications for any of the foregoing (collectively, “Patents”); (iii) copyrights (registered and unregistered), copyrightable works, and applications for registration (collectively, “Copyrights”); (iv) trade secrets and other proprietary information, including know-how, inventions, data collections, development tools, diagrams, formulae, methods, processes and processing instructions, technical data, databases, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case whether or not embodied in any tangible form (but including all tangible embodiments of the foregoing) and to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) Software; and (vi) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“knowledge,” (i) with respect to the Company, means the knowledge of the Persons listed on Schedule 1.1(a)(i), and such knowledge as would be imputed to such Persons upon reasonable inquiry and (ii) with respect to Acquiror, means the knowledge of the Persons listed on Schedule 1.1(a)(ii), and such knowledge as would be imputed to such Persons upon reasonable inquiry.

“Joint Information Statement/Private Offering Memorandum” means that certain joint information statement/private offering memorandum to be sent to the Stockholders and prospective Stockholders in connection with the Stockholder Consent and the issuance by Acquiror of the Per Common Share Merger Consideration.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or Acquiror, as applicable, or which the Company or Acquiror, as applicable, otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Open Source Software” means any Software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as open source, free software, copyleft or community source code license (including to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other Contract that requires, as a condition of the use, modification or distribution of Software subject to such license or Contract, that such Software or other Software linked with, called by, combined or distributed with such Software be (A) disclosed, distributed, made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (D) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Payoff Indebtedness” means the Indebtedness of the Company as set forth in a schedule to be provided by the Company at the Closing.

“Per Common Share Merger Consideration” means one (1) of Acquiror Shares.

“Permitted Encumbrances” means (i) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or Acquiror, as applicable, consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company or Acquiror, as applicable, as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person or any director, executive officer, general partner or managing member of such Affiliate, or (ii) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Cash” means all Cash that is not freely useable and available to the Company because it is subject to restrictions, limitations or taxes on use or distribution either by Contract, for regulatory or legal purposes, or is Cash that is prepaid or collected from customers in advance, is being held on behalf of customers and represents a liability to such customers.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Stockholders” means the holders of Company Common Stock as of immediately prior to the Effective Time as set forth in a schedule to be provided by the Company at the Closing.

“Stockholder Representation Statement” means statement executed by each Stockholder in favor of Acquiror with respect to, among other things, such Stockholder’s status as either an “accredited investor” under the rules and regulations promulgated under the Securities Act, or a “non-U.S. person” under Regulation S promulgated under the Securities Act, to be included as an attachment to the Joint Information Statement/Private Offering Memorandum.

“Subscription Agreements” mean those certain Subscription Documents Booklets of the Company dated as of December 18, 2020 by and among the Company and the investors party thereto for the sale of an aggregate of 142,558,000 shares of Company Common Stock.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Tax Return” means any return, declaration, report, or information return or other similar statement or form relating to Taxes, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other similar taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including: (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company to consummate the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); (iv) any termination, pre-payment, balloon or similar fees or expenses associated with the early termination of Contracts; (v) all brokers’, finders’ or similar fees due to any Person engaged by the Company in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); and (vi) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by the Company as a result of the Closing of the transactions contemplated hereby, including any Taxes payable in connection therewith.

“Transaction Expenses Payoff Instructions” means an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company, accompanied by a written instrument from each payee referred to therein, in form and substance reasonably satisfactory to Acquiror, containing a statement releasing and discharging the Company, Acquiror and any of their Affiliates from any liability for any Transaction Expenses or amounts thereof not specifically referred to in the Transaction Expenses Payoff Instructions.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

Section 1.2Table of Definitions

.  The following terms have the meanings set forth in the Sections referenced below:

DefinitionLocation

Acquiror	Preamble
Acquiror Benefit Plan	5.11
Acquiror Disclosure Schedules	Article V
Acquiror Government Contract	5.18(a)(v)
Acquiror Major Customer	5.22(a)
Acquiror Major Supplier	5.22(b)
Acquiror Material Contracts	5.18(a)
Acquiror Permits	5.8
Acquiror Registered IP	5.15(e)
Acquiror SEC Documents	5.6(a)
Agreement	Preamble
Balance Sheet	4.6(a)
Cancelled Shares	2.6(b)
Certificate of Merger	3.1(b)
Closing	3.1(a)
Closing Date	3.1(a)
Code	Recitals
Company	Preamble
Company Acquisition Proposal	6.3
Company Board Recommendation	4.2(b)
Company Book-Entry Information	2.6(c)
Company Book-Entry Shares	2.6(c)
Company Certificate	2.6(c)
Company Disclosure Schedules	Article IV
Company Registered IP	4.14(e)
Covered Position	6.5(b)

D&O Indemnified Parties	6.5(b)
DGCL	Recitals
Dissenting Shares	2.6(d)
Effective Time	3.1(b)
End Date	8.1(b)(ii)
Financial Statements	4.6(a)
Government Contract	4.17(a)(v)
Letter of Transmittal	3.2(a)
Major Customer	4.21(a)
Major Supplier	4.21(b)
Material Contracts	4.17(a)
Merger	Recitals
Permits	4.8
Personal Information	4.20(a)
Privacy Laws	4.20(a)
Requisite Stockholder Approval	Recitals
Resignations	6.5(a)
Stockholder Consent	Recitals
Sub	Preamble
Surviving Corporation	2.1
Treasury Regulations	Recitals

Article II
THE MERGER

Section 2.1The Merger

.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Acquiror and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2Effects of the Merger

.  The Merger shall have the effects provided for in this Agreement and in the applicable provisions of the DGCL.

Section 2.3Certificate of Incorporation and Bylaws

.

(a)At the Effective Time, the Company Charter shall be amended so that it reads in its entirety as set forth in Exhibit B hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)At the Effective Time, and without any further action on the part of the Company and Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit C hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.4Directors; Officers

.

(a)Acquiror shall cause the Company Board Nominees and Acquiror Board Nominees to be the directors of Acquiror and each of its Subsidiaries upon the Effective Time, and such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Acquiror Charter Documents or as otherwise provided by Law.

(b)The officers of Acquiror and each of its Subsidiaries as of immediately prior to the Effective Time shall be the officers of Acquiror and each of its Subsidiaries as of immediately following the Effective Time.

Section 2.5Subsequent Actions

.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.6Conversion of Stock

.  At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Sub, the Company or the Stockholder:

(a)Capital Stock of Sub.  Each share of common stock, par value $0.0001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b)Company Common Stock Owned by Acquiror, Sub or the Company.  Each share of Company Common Stock owned, directly or indirectly, by Acquiror, Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (the shares of Company Common Stock described in Section 2.6(b), the “Cancelled Shares”).

(c)Company Common Stock.  Pursuant to the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into that number of Acquiror Shares equal to the Per Common Share Merger Consideration.  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Stockholder of uncertificated Company Common Stock represented in book-entry form (“Company Book-Entry Shares”) or certificated Company Common Stock represented by a certificate representing such shares (each, a “Company Certificate”) shall cease to have any ownership or other rights with respect thereto, except the right to receive Acquiror Shares, in each case upon the receipt by Acquiror of (i) evidence of transfer from the Company with respect to Company Book-Entry Shares (the “Company Book-Entry Information”), (ii) the Company Certificate with respect to certificated Company Common Stock, and (iii) a duly completed and validly executed Letter of Transmittal in accordance with Section 3.2.

(d)Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such Stockholder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares of Company Common Stock) shall not be converted into a right to receive the Per Common Share Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such Stockholder fails to perfect, withdraws or loses such Stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Common Share Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.6(c), without interest thereon.  The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Acquiror shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands so long as such right is exercised reasonably and in good faith.  Except with the prior written consent of Acquiror (not to be unreasonably withheld, conditioned, or delayed), the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.7Tax Consequences

.  Each of the parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (and any comparable provision of state law) for federal income tax purposes and applicable state income tax purposes.  This Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.  Acquiror and the Company shall prepare and file with each of their respective Tax Returns (as defined herein) all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law.  Each of the parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to its respective counsel, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax (as defined herein) treatment of the Merger.

Article III
Closing; Issuance of Consideration

Section 3.1Closing; Effective Time

.

(a)Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on the date that is two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine, California 92614, or at such other time or on such other date or at such other place or at no place, as the Company and Acquiror may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

(b)As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit D hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 3.2Exchange of Shares of Company Common Stock

.

(a)Surrender and Exchange Procedures.  As promptly as practicable after the Effective Time, each Stockholder shall deliver to Acquiror a letter of transmittal in form and substance reasonably satisfactory to Acquiror (a “Letter of Transmittal”) to effect the transfer of Company Book-Entry Shares or the surrender of Company Certificate(s) representing all shares of Company Common Stock held by such Stockholder in exchange for the Per Common Share Merger Consideration.  The delivery of the Per Common Share Merger Consideration with respect to each such Company Book-Entry Shares or Company Certificate(s) shall be conditioned upon (i) the execution and delivery of such Letter of Transmittal, (ii) the delivery of Company Book-Entry Information with respect of Company Book-Entry Shares and such

Company Certificates with respect to certificated shares of Company Common Stock, and (iii) the delivery to Acquiror of a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8 (or suitable substitute form) establishing an exemption from backup withholding.  Promptly after receipt by Acquiror of Company Book-Entry Information with respect to Company Book-Entry Shares and such Company Certificates with respect to certificated shares of Company Common Stock, properly endorsed or otherwise in proper form for transfer or cancellation, together with such duly executed Letter of Transmittal and IRS form, Acquiror shall, in exchange therefor, deliver to each Stockholder the Per Common Share Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by Company Book-Entry Shares or Company Certificate(s) surrendered by such Stockholder, as the case may be, without interest and subject to applicable withholding Taxes, if any, and the certificate(s) so surrendered shall forthwith be cancelled.  Until surrendered in accordance with the provisions of this Section 3.2(a), any Company Book-Entry Shares and Company Certificates formerly representing shares of Company Common Stock (other than certificates representing Cancelled Shares or Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the Per Common Share Merger Consideration payable with respect thereto, in Acquiror Shares, without interest, as contemplated herein.

(b)Transfer Books; No Further Ownership Rights.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Common Stock on the records of the Company.  From and after the Effective Time, the holder of Company Book-Entry Shares and/or Company Certificates formerly evidencing ownership of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law in the case of Dissenting Shares.  After the Effective Time, the Surviving Corporation or Acquiror shall cancel and exchange, as provided in Section 3.2(a), any presented Company Certificate representing shares of Company Common Stock outstanding immediately prior to the Effective Time.

(c)Lost, Stolen or Destroyed Company Certificates.  In the event any Company Certificate(s) which formerly represented shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the applicable Stockholder in form reasonably satisfactory to Acquiror, Acquiror shall deliver to such Stockholder the Per Common Share Merger Consideration as provided in Section 3.2(a); provided, however, that Acquiror may, in its sole discretion and as a condition precedent to delivering such Per Common Share Merger Consideration, require the applicable Stockholder to deliver an agreement of indemnification in form and substance reasonably satisfactory to Acquiror and a bond in such sum as Acquiror may reasonably direct, as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Company Certificate(s) alleged to have been lost, stolen or destroyed.

(d)Withholding Rights.  Acquiror shall be entitled to deduct and withhold from any consideration issuable pursuant to this Agreement or any Ancillary Agreement such amounts as may be required to be deducted and withheld with respect to such consideration under the Code or any other applicable Law.  If Acquiror determines that withholding is required on any consideration delivered by it, then Acquiror shall give notice to the Company at least five (5) Business Days in advance of the delivery of such consideration of such intent to withhold and the amount of such withholding.  Acquiror shall cooperate with the Company to the extent reasonable in efforts by Company or any Stockholder to obtain reduction of or relief from such deduction or withholding.  To the extent that consideration is so withheld by Acquiror, such withheld consideration shall be treated for all purposes of this Agreement and the Ancillary Agreements as having been delivered to the applicable Stockholder.

(e)Restrictive Legend.  All Acquiror Shares comprising the Per Common Share Merger Consideration shall bear the following legend on their face:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.”

Section 3.3Other Transactions to be Effected at the Closing

.

(a)Concurrently with the Effective Time, Acquiror shall:

(i)pay, on behalf of the Company, the amount payable to each counterparty or holder of Payoff Indebtedness in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters; and

(ii)pay, on behalf of the Company, the amount payable to each Person who is owed a portion of the Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions.

(b)All payments of cash hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the anticipated Closing Date.

(c)At the Closing, the Company shall deliver to Acquiror:

(i)Evidence reasonably satisfactory to Acquiror that the Requisite Stockholder Approval has been obtained;

(ii)An executed counterpart of each of the Ancillary Agreements to which the Company and/or the Stockholders will be a party, signed by the Company and the Stockholders, as applicable;

(iii)Evidence reasonably satisfactory to Acquiror that, immediately following the consummation of the transactions contemplated by this Agreement and the

Ancillary Agreements, including, without limitation, the payment by or on behalf of the Company of the Payoff Indebtedness and the Transaction Expenses, that the Company will have an amount of Cash that is at least $5,000,000;

(iv)Evidence reasonably satisfactory to Acquiror that all authorizations, consents, orders and approvals of all Governmental Authorities and officials to be obtained by the Company and all third party consents and estoppel certificates that Acquiror deems reasonably necessary or desirable to be obtained by the Company for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all third party consents required under any Material Contracts, have been received;

(v)The Resignations as set forth in Section 6.5(a);

(vi)The Debt Payoff Letters, duly executed by each holder of Payoff Indebtedness;

(vii)The Transaction Expenses Payoff Instructions, and from each third party referred to in the Transaction Expenses Payoff Instructions, a written instrument in form and substance reasonably satisfactory to Acquiror containing a statement releasing and discharging the Company, the Surviving Corporation, Acquiror and any of their Affiliates from any liability for any Transaction Expenses or amounts thereof not specifically referred to in the Transaction Expenses Payoff Instructions;

(viii)A certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code;

(ix)Evidence reasonably acceptable to Acquiror that, except as otherwise agreed to by Acquiror and the Company, all intercompany and intracompany accounts or contracts between the Company, on the one hand, and any Stockholder and his, her or its Affiliates (other than the Company), on the other hand, have been cancelled without any consideration or further liability to any party and without the need for any further documentation; and

(x)Evidence reasonably acceptable to Acquiror that each Stockholder has duly and validly transferred or caused to be transferred to the Company without any consideration all Permits that are held in the name of such Stockholder or any of his, her or its Affiliates (other than the Company) on behalf of the Company and used in connection with the business of the Company.

(d)At the Closing, Acquiror shall deliver to the Company:

(i)An executed counterpart of each of the Ancillary Agreements to which Acquiror and/or Sub will be a party, signed by Acquiror and Sub, as applicable;

(ii)Evidence reasonably satisfactory to the Company that all authorizations, consents, orders and approvals of all Governmental Authorities and officials to be obtained by Acquiror and all third party consents and estoppel certificates that Acquiror deems reasonably necessary or desirable to be obtained by Acquiror for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; and

(iii)Evidence reasonably satisfactory to the Company that each of the Company Board Nominees and Acquiror Board Nominees have been appointed as members of the board of directors of Acquiror and that the board of directors of Acquiror is comprised only of the Company Board Nominees and Acquiror Board Nominees.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Company Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Company Disclosure Schedule relates and shall not qualify any other provision of this Agreement or any Ancillary Agreement), the Company hereby represents and warrants to Acquiror and Sub as follows:

Section 4.1Organization and Qualification

.

(a)The Company is (i) a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)The Company has heretofore made available to Acquiror a complete and correct copy of the Company Charter Documents, as amended to date.  Such Company Charter Documents are in full force and effect.  The Company is not in violation of any of the provisions of its Company Charter Documents.  The transfer books and minute books of the Company that have been made available for inspection by Acquiror prior to the date hereof are true and complete.

(c)Schedule 4.1(c) of the Company Disclosure Schedules lists, as of the date of this Agreement, each Subsidiary of the Company.  Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or formation, as applicable), and has the requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and presently proposed to be conducted.  Each Subsidiary is duly qualified to do business and in good standing to do business in each jurisdiction in which the failure to so qualify would have a Company Material Adverse Effect.  The Subsidiaries are wholly owned by the Company, the shares in the Subsidiaries are free and clear of any liens

(other than Permitted Encumbrances), and no Person other than the Company has any rights convertible or exercisable into equity interests in any of the Subsidiaries or has claimed any lien (other than Permitted Encumbrances) in respect of the shares in the Subsidiaries.

Section 4.2Authority

.

(a)The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the Requisite Stockholder Approval.  This Agreement and each Ancillary Agreement to which the Company is or will be a party has been or will be duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which the Company is or will be a party constitutes or will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)The Board of Directors of the Company, acting by unanimous written consent, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the stockholders of the Company for their adoption of this Agreement and approval of the Merger, and (iv) resolving to recommend that the Stockholders adopt the “agreement and plan of merger” and approve the Merger (the “Company Board Recommendation”) which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)Except for the Requisite Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.  The Stockholder Consent provides that it will be irrevocable upon delivery and effective immediately following the issuance of the Company Common Stock pursuant to the Subscription Agreements and immediately preceding the Closing. The Requisite Stockholder Approval is the only vote of the holders of any securities of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and the execution of the Stockholder Consent as described in the Recitals constitutes such approval.

Section 4.3No Conflict; Required Filings and Consents

.

(a)The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the Company Charter Documents or similar organizational documents of any Subsidiary of the Company;

(ii)conflict with or violate any Law applicable to the Company or any Subsidiary of the Company or by which any property or asset of the Company or any Subsidiary of the Company is bound or affected; or

(iii)except as set forth on Schedule 4.3(a)(iii) of the Company Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company is a party or by which any property or asset of the Company is bound or affected.

(b)the Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c)No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement.

Section 4.4Capitalization

.  The authorized capital stock of the Company consists of 145,000,000 shares of Company Common Stock, of which one (1) share of Company Common Stock is issued and outstanding as of the date of this Agreement and 142,558,000 shares of Company Common Stock will be issued and outstanding as of immediately preceding the Closing.  Except for shares of Company Common Stock to be issued pursuant to the Subscription Agreements, the Company has not issued or agreed to issue any Equity Participations.  All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.  Except as set forth in Schedule 4.4 of the Company Disclosure Schedules, there are no outstanding obligations of the Company to issue, sell, transfer, repurchase or redeem any shares of capital stock of the Company, or any securities or instruments convertible into or exchangeable for or that otherwise give rights with respect to shares of capital stock of the Company, or that relate to the holding, voting or disposition thereof.  No shares of Company Common Stock have been issued in violation of any rights, agreements, commitments or arrangements under applicable Law, the Company Charter Documents or any contract to which the Company is a party or by which it is bound.  No shares of Company Common Stock are subject to a stockholders’ agreement by and among the Stockholders and the Company.

Section 4.5Equity Interests

.  The Company does not, directly or indirectly, own or control any Equity Participation in any other Person, and is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 4.6Financial Statements; No Undisclosed Liabilities

.

(a)True and complete copies of the audited balance sheets of the Company and its consolidated Subsidiaries as at December 31, 2019 and 2020 (each, a “Balance Sheet”), and the related audited statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its consolidated Subsidiaries for the fiscal years ended December 31, 2019 and 2020, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”) are set forth on Schedule 4.6(a) of the Company Disclosure Schedules.  Each of the Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its consolidated Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b)Except as and to the extent adequately accrued or reserved against in the Financial Statements, the Company and its consolidated Subsidiaries do not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of the Company and its consolidated Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the most recent Balance Sheet included in the Financial Statements, that are not, individually or in the aggregate, material to the Company and its consolidated Subsidiaries.

(c)The books of account and financial records of the Company and its consolidated Subsidiaries are true and correct in all material respects.

Section 4.7Absence of Certain Changes or Events

.  Since the date of the most recent Balance Sheet included in the Financial Statements: (a) the Company has conducted its business only in the ordinary course; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (c) the Company has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 4.8Compliance with Law; Permits

.  The Company and each of its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it.  The Company and its Subsidiaries are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses in all material respects as currently conducted (the “Permits”), and they have been in compliance in all material respects with all such Permits.  To the knowledge of the Company, there is no basis for the revocation or withdrawal of any Permit.  The Company and its Subsidiaries will continue to have the use and benefit of all Permits following the consummation of the transactions contemplated hereby.  Except for Permits held by a Subsidiary of the Company, no Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company.

Section 4.9Litigation

.  Except as set forth in Schedule 4.9 of the Company Disclosure Schedules, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any material property or asset of the Company or any of its Subsidiaries, or any of the officers or directors of the Company or any of its Subsidiaries in regards to their actions as such, nor is there any basis for any such Action.  There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company or any of its Subsidiaries, any of their respective properties or assets, any of its officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 4.10Company Employee Benefit Plans

.  Neither the Company nor any of its Subsidiaries has any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, disability, life insurance, accidental death and dismemberment, fringe benefit, or other similar agreement, plan, contract, policy, program, practice, or arrangement.

Section 4.11Labor and Employment Matters

.  Neither the Company nor any of its Subsidiaries has any employees.

Section 4.12Title to, Sufficiency and Condition of Assets

.  The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of its assets, including all of the assets reflected on the most recent Balance Sheet included in the Financial Statements or acquired in the ordinary course of business since the date of the most recent Balance Sheet included in the Financial Statements, except those sold or otherwise disposed of for fair value since the date of the most recent Balance Sheet included in the Financial Statements in the ordinary course of business consistent with past practice.  The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company to carry on its business as currently conducted.  None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance.  All tangible assets owned or leased by the

Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 4.13Real Property

.  Neither the Company nor any of its Subsidiaries owns any real property.  Schedule 4.13 of the Company Disclosure Schedules sets forth a true and complete list of all Leased Real Property.  The Company or a Subsidiary of the Company has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any of its Subsidiaries or any other party thereto.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing Date.  There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company or any of its Subsidiaries, as applicable, for the current or contemplated use of such real property.  The Leased Real Property is adequately maintained and is in good operating condition and repair for the requirements of the business of the Company or and its Subsidiaries as currently conducted.

Section 4.14Intellectual Property

.

(a)Schedule 4.14(a) of the Company Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, Patents, registered Copyrights and Software, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each (other than domain names), if applicable, whether it is owned by or exclusively licensed to the Company or any of its Subsidiaries, the owner(s), jurisdiction, expiration date, registration number and/or application number, and, with respect to each domain name, the registrar, registrant and expiration date.

(b)No registered Mark identified on Schedule 4.14(a) of the Company Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks.  No Patent identified on Schedule 4.14(a) of the Company Disclosure Schedules has been or is now involved in any interference, reissue or reexamination proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect thereto any of such Patents.

(c)The Company or a Subsidiary of the Company exclusively owns and possesses, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all right title and interest in and to the Intellectual Property identified on Schedule 4.14(a) of the Company Disclosure Schedules, other than Intellectual Property that is licensed to the Company or any of its Subsidiaries by a third party licensor pursuant to a written license agreement that remains in effect.  The Company or a Subsidiary of the Company owns, or has a valid license to use, all Intellectual Property necessary for the Company and to carry on its business as currently conducted.  The Company has not received any notice or claim challenging the Company’s or any of its Subsidiary’s ownership of any of the Intellectual Property owned (in whole or in part)

by the Company, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company or any of its Subsidiaries does not so own any of such Intellectual Property.

(d)The Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all material information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries.  All current and former employees, consultants and contractors of the Company or any of its Subsidiaries that have or had access to, or developed, any of the Company’s Intellectual Property have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.  The Company has not disclosed any material confidential or proprietary information to any Person other than pursuant to a written confidentiality agreement.

(e)To the knowledge of the Company, all registered Marks, issued Patents and registered Copyrights identified on Schedule 4.14(a) of the Company Disclosure Schedules (“Company Registered IP”) are valid, subsisting and enforceable, and the Company has not received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP.  The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)The development, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company, and all of the other activities or operations of the Company or any of its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property of any third party, and the Company has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Company, is there a reasonable basis therefor.  No Intellectual Property owned by or, to the knowledge of the Company, licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company.  To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(g)The Company has not transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property.  Concurrently with the execution and delivery of this Agreement, Acquiror shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Company’s business as it is currently conducted.  No loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is threatened, pending within six (6) months following the date of this Agreement or reasonably foreseeable.

(h)The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company or any of its Subsidiaries.

(i)All directors, officers, management employees and technical and professional employees of the Company or any of its Subsidiaries are under written obligation to the Company or such Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or such Subsidiary all inventions made by them within the scope of their employment during such employment.

(j)The Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in, or otherwise provided to a third party, any source code of any Software owned by the Company or any of its Subsidiaries, other than to consultants and contractors performing work on behalf of the Company or any of its Subsidiaries who are bound by confidentiality obligations with respect to such source code.  The Company has not disclosed or delivered to any escrow agent or any other Person any of the source code of any Software owned by the Company or any of its Subsidiaries, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.  The Company has in its possession, or has all necessary rights to obtain, the source code and all related technical and other information required to enable their appropriately skilled employees or those of a third party to maintain and support the Company’s and its Subsidiaries’ proprietary Software.

(k)The Intellectual Property of the Company and its Subsidiaries does not and will not contain any viruses, malicious code, Trojan horse, worm, time bomb, self-help code, back door or other Software code or routine that: (i) damages, destroys, or alters any Software or hardware; (ii) reveals, damages, destroys, or alters any data; (iii) disables any computer program automatically; or (iv) permits unauthorized access to, or viewing, manipulation, modification or other changes to, any Software or hardware.

(l)The Systems used by the Company and its Subsidiaries are (i) sufficient for the existing needs of the Company and its Subsidiaries and (ii) in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company and its Subsidiaries as currently conducted.  The Company has commercially reasonable and appropriate security, back-ups and disaster recovery arrangements and hardware and computer Software support and maintenance arrangements in place to minimize the risk of a material error, breakdown, failure or security breach occurring, and to ensure if such an event does occur, that it does not cause a material disruption to its business.  The Software used to operate the business of the Company and its Subsidiaries is configured to minimize the effects of viruses and other malicious or disabling code, and to the knowledge of the Company, such Software does not contain any viruses or other malicious or disabling code.  The Company has not suffered any error, breakdown, failure or security breach that has caused any material loss of data, material disruption or material damage to the Company’s and its Subsidiaries’ operations, or that was reportable to any governmental authority or any affected individual.

(m)No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of any Intellectual Property of the Company or any of its Subsidiaries.  To the knowledge of the Company, no employee of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Intellectual Property of the Company or any of its Subsidiaries has performed services for the government, university, college, or other educational institution or research center with respect to technology or inventions related to such Intellectual Property during a period of time during which such employee was also performing services for the Company or any of its Subsidiaries.

Section 4.15Taxes

.

(a)The Company and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects.  All income Taxes and other material Taxes due and payable by it or any of its Subsidiaries have been fully and timely paid.  No claim has been made by any Governmental Authority in any jurisdiction where it or any of its Subsidiaries does not file Tax Returns that it or its Subsidiaries is, or may be, subject to Tax by that jurisdiction that has not been finally settled or otherwise resolved.  Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect.  No Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any Action, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority.

(b)The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(c)There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the Company’s assets or any of its Subsidiaries assets.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (a) such an agreement or arrangement exclusively between or among it and its Subsidiaries and (b) customary commercial agreements entered into in the ordinary course of business and not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)).

(d)Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a

“controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither it nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.

(f)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income or otherwise incur Taxes for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction occurring on or prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (iv) election under § 108(i) of the Code; (v) election under § 965(h) of the Code (or any similar provision of any Law) or otherwise pursuant to § 965 of the Code; (vi) “subpart F income” within the meaning of § 952 of the Code or “global intangible low-taxed income” within the meaning of § 951A of the Code, in each case, in a taxable period that begins or ends in the calendar year in which the Closing Date occurs and is attributable to a taxable period ending on or prior to the Closing Date; or (vii) “closing agreement” as described in Code § 7121 (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date.

(g)Neither the Company nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

Section 4.16Environmental Matters

.

(a)The Company and each of its Subsidiaries is, and at all times has been, in material compliance with all applicable Environmental Laws.  Neither the Company, any of its Subsidiaries, nor any of its executive officers has received, nor is there any basis for, any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)There is no pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries relating to

Hazardous Substances or otherwise under any Environmental Law.  The Company is not actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law.

Section 4.17Material Contracts

.

(a)Except as set forth in Schedule 4.17(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 4.17(a) of the Company Disclosure Schedules being “Material Contracts”):

(i)any broker, distributor, dealer, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii)any Contract relating to the design, development or testing of the Company’s or any of its Subsidiaries’ products, other than any Contract pursuant to which the Company licenses off-the-shelf, commercially available software;

(iii)any Contract relating to or evidencing Indebtedness or pursuant to which an Encumbrance has been imposed on any assets of the Company or any of its Subsidiaries (other than a Permitted Encumbrance);

(iv)any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person;

(v)any Contract with any Governmental Authority (each, a “Government Contract” );

(vi)any Contract with any Related Party of any Stockholder or the Company;

(vii)any Contract with any Major Customer or Major Supplier;

(viii)any Contract relating to the settlement of any Action;

(ix)any employment or consulting Contract;

(x)any Contract that (A) limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) restricts the right of the Company or any of its Subsidiaries to sell to or purchase from any Person or to hire any Person, (C) grants the other party or any third person “most favored nation” status or any type of special discount rights, (D) requires the Company or any of its Subsidiaries to market or co-market any products or services of a third party, (E) requires the Company or any of its Subsidiaries to make a minimum payment for goods or services from third-party suppliers irrespective of usage, including any “take-or-pay” Contract or keepwell arrangement, or (F) provides for fixed pricing for the Company’s or any of its Subsidiaries’ products or services for a period of longer than one year from the Closing Date;

(xi)any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that could prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(xii)any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $10,000;

(xiii)any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $10,000;

(xiv)any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company or any of its Subsidiaries, or any predecessor Person, other than any Contract pursuant to which the Company or any of its Subsidiaries licenses off-the-shelf, commercially available software;

(xv)any Contract relating in whole or in part to any Intellectual Property, other than any Contract pursuant to which the Company or any of its Subsidiaries licenses off-the-shelf, commercially available software;

(xvi)any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xvii)any Contract with any labor union;

(xviii)any Contract for the purchase of any debt security or Equity Participation or other ownership interest of any Person, or for the issuance of any debt security or Equity Participation or other ownership interest, or the conversion of any obligation, instrument or security into debt securities or Equity Participations or other ownership interests of, the Company or any of its Subsidiaries;

(xix)any Contract (A) relating to the voting, registration, sale or transfer of any Equity Participations of the Company or any of its Subsidiaries, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Equity Participations of the Company or any of its Subsidiaries, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any Equity Participations;

(xx)any Contract containing any capital expenditure obligations after the date of this Agreement in excess of $10,000, individually;

(xxi)any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $10,000 on an annual basis or in excess of $25,000 over the current Contract term,

(B) has a term greater than one year and cannot be cancelled by the Company or any of its Subsidiaries without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

(b)Each Material Contract is valid, binding and enforceable against the Company or the applicable Subsidiary of the Company, and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)The Company or the applicable Subsidiary of the Company has not materially violated or breached, or committed any material default under, any Material Contract, and, to the knowledge of the Company, no other party to a Material Contract has materially violated or breached, or committed any material default under, any Material Contract.

(d)No event has occurred and, to the knowledge of the Company, no circumstance or condition exists that (with or without notice or lapse of time) will, or would reasonably be expected to do any of the following: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any party to a Material Contract the right to accelerate the maturity or performance of any Material Contract; or (iii) give any party to a Material Contract the right to cancel, terminate or materially modify any Material Contract.  Each Material Contract will continue in full force and effect on identical terms upon consummation of the transactions contemplated hereby, except to the extent that any consents set forth on Schedule 4.3(a)(iii) of the Company Disclosure Schedules are not obtained.

(e)Neither the Company nor the applicable Subsidiary of the Company has not waived any of its rights under any Material Contract.  The Company has made available to Acquiror true and complete copies of all Material Contracts.

(f)Neither the Company nor any of its Subsidiaries is, or has previously been, suspended or debarred from bidding on Government Contracts nor, to the knowledge of the Company, has such a suspension or debarment been threatened or action for suspension or debarment been commenced.  To the knowledge of the Company, there is no valid basis for the Company’s or any Subsidiary of the Company’s suspension or debarment from bidding on Government Contracts.  Neither the Company nor any of its Subsidiaries has had a Government Contract terminated for default by the Company.

Section 4.18Affiliate Interests and Transactions

.  Except as set forth on Schedule 4.18 of the Company Disclosure Schedules, there is no Contract, arrangement or understanding between a Related Party of any Stockholder or the Company, on the one hand, and the Company or any of its Affiliates, on the other hand, nor are there any advances or other amounts due and owing to or from the Company by or to any Related Party of any Stockholder or the Company.  No Related Party of any Stockholder or the Company:  (a) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company; (b) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the business of the Company; (c) has or has had any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (d) is or has been employed by the Company.

Section 4.19Insurance

.  Neither the Company nor any Subsidiary of the Company maintains any policies of insurance.

Section 4.20Privacy and Security

.

(a)The Company and each of its Subsidiaries complies (and uses commercially reasonable efforts to monitor the compliance of applicable third parties) with all applicable U.S., state, foreign and multinational Laws relating to privacy or data security, and reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (all of the foregoing collectively, “Privacy Laws”) with respect to:  (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s Website, suppliers, clients and distributors), whether any of same is accessed or used by the Company, any of its Subsidiaries, or any of their respective business partners; (ii) non-personally identifiable information (including such Personal Information of visitors who use the Company’s Website, suppliers, clients and distributors), whether any of same is accessed or used by the Company, any of its Subsidiaries, or any of their respective business partners; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; (vi) the sending of solicited or unsolicited electronic mail messages; and (vii) privacy generally.

(b)The Company posts all policies with respect to the matters set forth in Section 4.20(a) on its Website in conformance with Privacy Laws.  Neither the Company nor any of its Subsidiaries uses, collects, or receives any Personal Information or sensitive non-personally identifiable information of its customers or Website users and does not become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information.

(c)To the knowledge of the Company, the Persons with which the Company and any of its Subsidiaries has contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware).

(d)The Company takes commercially reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.

Section 4.21Customers and Suppliers

(e).

(a)Schedule 4.21(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names of all clients, purchasers and/or licensors (each, a “Major Customer”) of the Company or any of its Subsidiaries and (ii) the amount for which each such client has been invoiced by the Company or the applicable Subsidiary during the 12-month period preceding the date of this Agreement.  Neither the Company nor any of its Subsidiaries has received any notice or has any reason to believe that any Major Customer (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries.

(b)Schedule 4.21(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers and/or service providers (each, a “Major Supplier”) of the Company or any of its Subsidiaries and (ii) the amount for which each such supplier and/or service provider has invoiced the Company or the applicable Subsidiary during the 12-month period preceding the date of this Agreement.  Neither the Company nor any of its Subsidiaries has received any notice or has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any Major Supplier, or that any Major Supplier will not sell supplies or services to the Company or its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company or the applicable Subsidiary, subject to general and customary price increases.  No Major Supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.22Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Except as disclosed or reflected in the Acquiror SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or otherwise set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Acquiror Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Acquiror Disclosure Schedule relates and shall not qualify any other provision of this Agreement or any Ancillary Agreement), Acquiror and Sub hereby jointly and severally represent and warrant to the Company and the Stockholders as follows:

Section 5.1Organization and Qualification

.

(a)Each of Acquiror and Sub is (i) a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)Acquiror is not in violation of any of the provisions of the Acquiror Charter Documents.  The transfer books and minute books of Acquiror that have been made available for inspection by the Company prior to the date hereof are true and complete.

Section 5.2Authority

.  Each of Acquiror and Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which each of them is or will be a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which each of them is or will be a party and the consummation by Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  No other corporate proceedings on the part of Acquiror or Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement and each of the Ancillary Agreements to which Acquiror or Sub is or will be a party has been or will be duly executed and delivered by Acquiror or Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and each of the Ancillary Agreements constitutes or will constitute the legal, valid and binding obligations of Acquiror or Sub, as applicable, enforceable against Acquiror or Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3No Conflict; Required Filings and Consents

.

(a)The execution, delivery and performance by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which each of them is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the Acquiror Charter Documents or the certificate of incorporation or bylaws of Sub;

(ii)conflict with or violate any Law applicable to Acquiror or Sub; or

(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Acquiror or Sub is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)Neither Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which each of them is or will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 5.4Capitalization

.  The authorized capital stock of Acquiror consists of (a) 350,000,000 Acquiror Shares, of which 112,675,558 Acquiror Shares are issued and outstanding as of the date of this Agreement, and (b) 5,000,000 shares of preferred stock, par value $0.00001 per share, none of which are issued or outstanding.  Except for such Acquiror Shares or as otherwise set forth on Schedule 5.4 of the Acquiror Disclosure Schedules, Acquiror has not issued or agreed to issue any Equity Participations.  All issued and outstanding Acquiror Shares have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.  Except as set forth on Schedule 5.4 of the Acquiror Disclosure Schedules, there are no outstanding obligations of Acquiror to issue, sell, transfer, repurchase or redeem any shares of capital stock of Acquiror, or any securities or instruments convertible into or exchangeable for or that otherwise give rights with respect to shares of capital stock of Acquiror, or that relate to the holding, voting or disposition thereof.  Except as set forth on Schedule 5.4 of the Acquiror Disclosure Schedules, there are no options, warrants or any securities or instruments convertible into or exchangeable for or that otherwise give rights with respect to shares of capital stock of Acquiror that will vest or accelerate vesting or otherwise become exercisable at the Closing or as a result of the transaction contemplated hereby, including the Merger.  No Acquiror Shares have been issued in violation of any rights, agreements, commitments or arrangements under applicable Law, the Acquiror Charter Documents or any contract to which Acquiror is a party or by which it is bound.  No Acquiror Shares are subject to a stockholders’ agreement by and among the stockholders of Acquiror and Acquiror.

Section 5.5Issuance of Acquiror Shares

.  The Acquiror Shares comprising the Per Common Share Merger Consideration will be, when issued and delivered in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights.

Section 5.6SEC Reports; Financial Statements; No Undisclosed Liabilities

.

(a)Acquiror has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Acquiror (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Acquiror SEC Documents”).

(b)The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Acquiror SEC Documents (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Acquiror and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP.

(c)Neither Acquiror nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, due or to become due, determined, determinable or otherwise) that would be required by GAAP to be reflected in a balance sheet of Acquiror or disclosed in the notes thereto, except (i) to the extent adequately accrued or reserved against in the audited consolidated balance sheet of Acquiror and its Subsidiaries as at December 31, 2019 included in the Annual Report on Form 10‑K filed by Acquiror with the SEC on March 10, 2020 and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2020 that are not, individually or in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole.

Section 5.7Absence of Certain Changes

.  Since December 31, 2020, except as disclosed in the Acquiror SEC Documents, there has not been any change, event or development or prospective change, event or development that has had or would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.8Compliance with Law; Acquiror Permits

.  Acquiror is and has been in compliance in all material respects with all Laws applicable to it.  Acquiror is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Acquiror Permits”), and is and has been in compliance in all material respects with all such Acquiror Permits.  To the knowledge of Acquiror, there is no basis for the revocation or withdrawal of any Acquiror Permit.  Acquiror will continue to have the use and benefit of all Acquiror Permits following the consummation of the transactions contemplated hereby.  No Acquiror Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of Acquiror.

Section 5.9Litigation

.  There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror, any material property or asset of Acquiror, or any of the officers or directors of Acquiror in regards to their actions as such, nor is there any basis for any such Action.  There is no Action pending or, to the knowledge of Acquiror, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of Acquiror, threatened investigation by, any Governmental Authority relating to Acquiror, any of its properties or assets, any of its officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by Acquiror pending, or which Acquiror has commenced preparations to initiate, against any other Person.

Section 5.10Litigation

.  There is no Action pending or, to the knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries or any of their material properties or assets, other than any Action that has not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.  Neither Acquiror nor any of its Subsidiaries nor any of their material properties or assets is subject to any outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of Acquiror, threatened investigation by, any Governmental Authority that has had or would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.11Employee Benefit Plans

.  Acquiror has made available to the Company all material documents related to each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, disability, life insurance, accidental death and dismemberment, fringe benefit, and other similar agreement, plan, contract, policy, program, practice, or arrangement, under which Acquiror or any ERISA Affiliate has or may have any liability (each, an “Acquiror Benefit Plan”).  Each Acquiror Benefit Plan has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws.  Each Acquiror Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified.  Neither Acquiror nor any ERISA Affiliate has or may have any liability under Title I or Title IV of ERISA or any related provisions of the Code.  Neither Acquiror nor any ERISA Affiliate has any commitment, intention, or understanding to create, modify, or terminate any Acquiror Benefit Plan.  Other than as required under ERISA Sections 601 to 608 or other applicable Law, no Acquiror Benefit Plan provides post-termination or retiree medical benefits.  Nothing has occurred that could result in a material increase in the benefits under or the expense of maintaining any Acquiror Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year.  Except as set forth in Schedule 5.11 of the Acquiror Disclosure Schedules, the transactions contemplated by this Agreement will not result in any current or former director, officer, employee, independent contractor, or consultant of Acquiror or any ERISA Affiliate becoming entitled to any compensation or employee benefits.

Section 5.12Labor and Employment Matters

.  Acquiror is not a party to any contract or collective bargaining agreement with any labor organization.  No organization or representation question, labor dispute or unfair labor practice or complaint is pending or has been threatened in the past five years.  To the knowledge of Acquiror, no current employee or officer of Acquiror intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.  All employees working in the United States hired by Acquiror on or after November 7, 1986 are authorized for employment by the Company in the United States in accordance with the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder.

Section 5.13Title to, Sufficiency and Condition of Assets

.  Acquiror has good and valid title to or a valid leasehold interest in all of its assets, including all of the assets reflected on the most recent balance sheet of Acquiror included in the Acquiror SEC Documents or acquired in the ordinary course of business since the date of the most recent balance sheet of Acquiror included in the Acquiror SEC Documents, except those sold or otherwise disposed of for fair value since the date of the most recent balance sheet of Acquiror included in the Acquiror SEC Documents in the ordinary course of business consistent with past practice.  The assets owned or leased by Acquiror constitute all of the assets necessary for Acquiror to carry on its business as currently conducted.  None of the assets owned or leased by Acquiror is subject to any Encumbrance.  All tangible assets owned or leased by Acquiror have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 5.14Real Property

. Acquiror does not own any real property.  Schedule 5.14 of the Acquiror Disclosure Schedules sets forth a true and complete list of all Leased Real Property.  The Company has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by Acquiror or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by Acquiror or any other party thereto.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing Date.  There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by Acquiror for the current or contemplated use of such real property.  The Leased Real Property is adequately maintained and is in good operating condition and repair for the requirements of the business of Acquiror as currently conducted.

Section 5.15Intellectual Property

.

(a)Schedule 5.15(a) of the Acquiror Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, Patents, registered Copyrights and Software, owned (in whole or in part) by or exclusively licensed to Acquiror, identifying for each (other than domain names), if applicable, whether it is owned by or exclusively licensed to Acquiror, the owner(s), jurisdiction, expiration date, registration number and/or application number, and, with respect to each domain name, the registrar, registrant and expiration date.

(b)No registered Mark identified on Schedule 5.15(a) of the Acquiror Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of Acquiror, no such proceeding is or has been threatened with respect to any of such Marks.  No Patent identified on Schedule 5.15(a) of the Acquiror Disclosure

Schedules has been or is now involved in any interference, reissue or reexamination proceeding and, to the knowledge of Acquiror, no such proceeding is or has been threatened with respect thereto any of such Patents.

(c)Acquiror exclusively owns and possesses, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all right title and interest in and to the Intellectual Property identified on Schedule 5.15(a) of the Acquiror Disclosure Schedules, other than Intellectual Property that is licensed to Acquiror by a third party licensor pursuant to a written license agreement that remains in effect.  Acquiror owns, or has a valid license to use, all Intellectual Property necessary for Acquiror to carry on its business as currently conducted.  Acquiror has not received any notice or claim challenging Acquiror’s ownership of any of the Intellectual Property owned (in whole or in part) by Acquiror, nor to the knowledge of Acquiror is there a reasonable basis for any claim that Acquiror does not so own any of such Intellectual Property.

(d)Acquiror has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all material information that constitutes or constituted a Trade Secret of Acquiror.  All current and former employees, consultants and contractors of Acquiror that have or had access to, or developed, any of Acquiror’s Intellectual Property have executed and delivered proprietary information, confidentiality and assignment agreements substantially in Acquiror’s standard forms.  Acquiror has not disclosed any material confidential or proprietary information to any Person other than pursuant to a written confidentiality agreement.

(e)To the knowledge of Acquiror, all registered Marks, issued Patents and registered Copyrights identified on Schedule 5.15(a) of the Acquiror Disclosure Schedules (“Acquiror Registered IP”) are valid, subsisting and enforceable, and Acquiror has not received any notice or claim challenging the validity or enforceability of any Acquiror Registered IP or alleging any misuse of such Acquiror Registered IP.  Acquiror has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Acquiror Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)The development, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of Acquiror, and all of the other activities or operations of Acquiror, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property of any third party, and Acquiror has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of Acquiror, is there a reasonable basis therefor.  No Intellectual Property owned by or, to the knowledge of Acquiror, licensed to Acquiror is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by Acquiror.  To the knowledge of Acquiror, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to

Acquiror in a material manner.

(g)Acquiror has not transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property.  No loss or expiration of any of the material Intellectual Property used by Acquiror in the conduct of its business is threatened, pending within 6 months following the date of this Agreement or reasonably foreseeable.

(h)The execution, delivery and performance by Acquiror of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price any of Acquiror’s rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by Acquiror.

(i)All directors, officers, management employees and technical and professional employees of Acquiror are under written obligation to Acquiror to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Acquiror all inventions made by them within the scope of their employment during such employment.

(j)Acquiror has not granted, directly or indirectly, any current or contingent rights, licenses or interests in, or otherwise provided to a third party, any source code of any Software owned by Acquiror, other than to consultants and contractors performing work on behalf of Acquiror who are bound by confidentiality obligations with respect to such source code.  Acquiror has not disclosed or delivered to any escrow agent or any other Person any of the source code of any Software owned by Acquiror, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.  Acquiror has in its possession, or has all necessary rights to obtain, the source code and all related technical and other information required to enable their appropriately skilled employees or those of a third party to maintain and support Acquiror’s proprietary Software.

(k)The Intellectual Property of Acquiror does not and will not contain any viruses, malicious code, Trojan horse, worm, time bomb, self-help code, back door or other Software code or routine that: (i) damages, destroys, or alters any Software or hardware; (ii) reveals, damages, destroys, or alters any data; (iii) disables any computer program automatically; or (iv) permits unauthorized access to, or viewing, manipulation, modification or other changes to, any Software or hardware.

(l)The Systems used by Acquiror are (i) sufficient for the existing needs of Acquiror and (ii) in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of Acquiror as currently conducted.  Acquiror has commercially reasonable and appropriate security, back-ups and disaster recovery arrangements and hardware and computer Software support and maintenance arrangements in place to minimize the risk of a material error, breakdown, failure or security breach occurring, and to ensure if such an event does occur, that it does not cause a material disruption to its business.  The Software used to operate the business of Acquiror is configured to minimize the effects of viruses and other malicious or disabling code, and to the knowledge of Acquiror, such Software does not contain any viruses or other malicious or disabling code.  Acquiror has not suffered any error, breakdown, failure or security breach that has caused any material loss of data, material disruption or material damage to Acquiror’s operations, or that was reportable to any governmental authority or any affected individual.

(m)No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of any Intellectual Property of Acquiror.  To the knowledge of Acquiror, no employee of Acquiror who was involved in, or who contributed to, the creation or development of any Intellectual Property of Acquiror has performed services for the government, university, college, or other educational institution or research center with respect to technology or inventions related to such Intellectual Property during a period of time during which such employee was also performing services for Acquiror.

Section 5.16Taxes

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(a)Acquiror and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects.  All income Taxes and other material Taxes due and payable by it or any of its Subsidiaries have been fully and timely paid.  No claim has been made by any Governmental Authority in any jurisdiction where it or any of its Subsidiaries does not file Tax Returns that it or its Subsidiaries is, or may be, subject to Tax by that jurisdiction that has not been finally settled or otherwise resolved.  Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect.  No Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any Action, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority.

(b)Acquiror and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(c)There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of Acquiror’s assets or any of its Subsidiaries assets.  Neither Acquiror nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (a) such an agreement or arrangement exclusively between or among it and its Subsidiaries and (b) customary commercial agreements entered into in the ordinary course of business and not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)).

(d)Neither Acquiror nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a

“controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)Neither Acquiror nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither it nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.

(f)Neither Acquiror nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income or otherwise incur Taxes for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction occurring on or prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (iv) election under § 108(i) of the Code; (v) election under § 965(h) of the Code (or any similar provision of any Law) or otherwise pursuant to § 965 of the Code; (vi) “subpart F income” within the meaning of § 952 of the Code or “global intangible low-taxed income” within the meaning of § 951A of the Code, in each case, in a taxable period that begins or ends in the calendar year in which the Closing Date occurs and is attributable to a taxable period ending on or prior to the Closing Date; or (vii) “closing agreement” as described in Code § 7121 (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date.

(g)Neither Acquiror nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

Section 5.17Environmental Matters

.

(a)Acquiror is, and at all times has been, in material compliance with all applicable Environmental Laws.  Neither Acquiror nor any of its executive officers has received, nor is there any basis for, any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that Acquiror has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)There is no pending or, to the knowledge of Acquiror, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of Acquiror, threatened Action with respect to Acquiror relating to Hazardous Substances or otherwise under any Environmental Law.  Acquiror is not actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law.

Section 5.18Material Contracts

.

(a)Except as set forth in Schedule 5.18(a) of the Acquiror Disclosure Schedules, Acquiror is not a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 5.18(a) of the Acquiror Disclosure Schedules being “Acquiror Material Contracts”):

(i)any broker, distributor, dealer, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii)any Contract relating to the design, development or testing of Acquiror’s products, other than any Contract pursuant to which Acquiror licenses off-the-shelf, commercially available software;

(iii)any Contract relating to or evidencing Indebtedness or pursuant to which an Encumbrance has been imposed on any assets of Acquiror (other than a Permitted Encumbrance);

(iv)any Contract pursuant to which Acquiror has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person;

(v)any Contract with any Governmental Authority (each, an “Acquiror Government Contract” );

(vi)any Contract with any Related Party of any stockholder of Acquiror;

(vii)any Contract with any Acquiror Major Customer or Acquiror Major Supplier;

(viii)any Contract relating to the settlement of any Action;

(ix)any employment or consulting Contract, other than Contracts for employment covered in clause (vi), that involves an aggregate future or potential liability in excess of $10,000;

(x)any Contract that (A) limits, or purports to limit, the ability of Acquiror to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) restricts the right of Acquiror to sell to or purchase from any Person or to hire any Person, (C) grants the other party or any third person “most favored nation” status or any type of special discount rights, (D) requires Acquiror to market or co-market any products or services of a third party, (E) requires Acquiror to make a minimum payment for goods or services from third-party suppliers irrespective of usage, including any “take-or-pay” Contract or keepwell arrangement, or (F) provides for fixed pricing for Acquiror’s products or services for a period of longer than one year from the Closing Date;

(xi)any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that could prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(xii)any Contract pursuant to which Acquiror is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $10,000;

(xiii)any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $10,000;

(xiv)any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of Acquiror or any predecessor Person, other than any Contract pursuant to which Acquiror licenses off-the-shelf, commercially available software;

(xv)any Contract relating in whole or in part to any Intellectual Property, other than any Contract pursuant to which Acquiror licenses off-the-shelf, commercially available software;

(xvi)any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to Acquiror;

(xvii)any Contract with any labor union or providing for benefits under any Acquiror Benefit Plan;

(xviii)any Contract for the purchase of any debt security or Equity Participation or other ownership interest of any Person, or for the issuance of any debt security or Equity Participation or other ownership interest, or the conversion of any obligation, instrument or security into debt securities or Equity Participations or other ownership interests of, Acquiror;

(xix)any Contract (A) relating to the voting, registration, sale or transfer of any Equity Participations of Acquiror, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Equity Participations of Acquiror, or (C) providing Acquiror with any right of first refusal with respect to, or right to repurchase or redeem, any Equity Participations;

(xx)any Contract containing any capital expenditure obligations after the date of this Agreement in excess of $10,000, individually;

(xxi)any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $10,000 on an annual basis or in excess of $25,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by Acquiror without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of Acquiror, taken as a whole.

(b)Each Acquiror Material Contract is valid, binding and enforceable against Acquiror and, to the knowledge of Acquiror, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)Acquiror has not materially violated or breached, or committed any material default under, any Acquiror Material Contract, and, to the knowledge of Acquiror, no other party to a Acquiror Material Contract has materially violated or breached, or committed any material default under, any Acquiror Material Contract.

(d)No event has occurred and, to the knowledge of Acquiror, no circumstance or condition exists that (with or without notice or lapse of time) will, or would reasonably be expected to do any of the following: (i) result in a violation or breach of any of the provisions of any Acquiror Material Contract; (ii) give any party to a Acquiror Material Contract the right to accelerate the maturity or performance of any Acquiror Material Contract; or (iii) give any party to a Acquiror Material Contract the right to cancel, terminate or materially modify any Acquiror Material Contract.  Each Acquiror Material Contract will continue in full force and effect on identical terms upon consummation of the transactions contemplated hereby.

(e)Acquiror has not waived any of its rights under any Acquiror Material Contract.  Acquiror has made available to Acquiror true and complete copies of all Acquiror Material Contracts.

(f)Acquiror is not, nor has it previously been, suspended or debarred from bidding on Acquiror Government Contracts nor, to the knowledge of Acquiror, has such a suspension or debarment been threatened or action for suspension or debarment been commenced.  To the knowledge of Acquiror, there is no valid basis for Acquiror’s suspension or debarment from bidding on Acquiror Government Contracts.  Acquiror has not had an Acquiror Government Contract terminated for default by Acquiror.

Section 5.19Affiliate Interests and Transactions

.  There is no Contract, arrangement or understanding between a Related Party or any stockholder of Acquiror, on the one hand, and Acquiror or any of its Affiliates, on the other hand, nor are there any advances or other amounts due and owing to or from Acquiror by or to any Related Party or any stockholder of Acquiror. No Related Party or any stockholder of Acquiror:  (a) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of Acquiror; (b) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that Acquiror uses or has used in or pertaining to the business of Acquiror; (c) has or has had any business dealings or a financial interest in any transaction with Acquiror or involving any assets or property of Acquiror, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (d) is or has been employed by Acquiror.

Section 5.20Insurance

.  Acquiror has made available to the Company all material documents related to all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to Acquiror.  All such policies are in full force and effect and no application therefor included a material misstatement or omission.  All premiums with respect thereto have been paid to the extent due.  Acquiror has not received notice of, nor to the knowledge of Acquiror is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  No claim currently is pending under any such policy involving an amount in excess of $10,000.  The types and amounts of coverage provided under Acquiror’s insurance policies are sufficient for compliance with all Laws and Acquiror Material Contracts.  The activities and operations of Acquiror have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.  The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 5.21Privacy and Security

.

(a)Acquiror complies (and uses commercially reasonable efforts to monitor the compliance of applicable third parties) with all applicable Privacy Laws with respect to:  (i) Personal Information (including such Personal Information of visitors who use Acquiror’s Website, suppliers, clients and distributors), whether any of same is accessed or used by Acquiror or any of its business partners; (ii) non-personally identifiable information (including such Personal Information of visitors who use Acquiror’s Website, suppliers, clients and distributors), whether any of same is accessed or used by Acquiror or any of its business partners; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; (vi) the sending of solicited or unsolicited electronic mail messages; and (vii) privacy generally.

(b)Acquiror posts all policies with respect to the matters set forth in Section 5.18(a) on its Website in conformance with Privacy Laws.  Acquiror does not use, collect, or receive any Personal Information or sensitive non-personally identifiable information of its customers or Website users and does not become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information.

(c)To the knowledge of Acquiror, the Persons with which Acquiror has contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware).

(d)Acquiror takes commercially reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.

Section 5.22Customers and Suppliers

(e).

(a)Schedule 5.22(a) of the Acquiror Disclosure Schedules sets forth a true and complete list of (i) the names of all clients, purchasers and/or licensors (each, an “Acquiror Major Customer”) of Acquiror and (ii) the amount for which each such client has been invoiced by Acquiror during the year ended December 31, 2020.  Acquiror has not received any notice or has any reason to believe that any Acquiror Major Customer (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of Acquiror or (B) has sought, or is seeking, to reduce the price it will pay for the services of Acquiror.

(b)Schedule 5.22(b) of the Acquiror Disclosure Schedules sets forth a true and complete list of (i) all suppliers and/or service providers (each, an “Acquiror Major Supplier”) of Acquiror and (ii) the amount for which each such supplier and/or service provider has invoiced Acquiror during the year ended December 31, 2020.  Acquiror has not received any notice or has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any Acquiror Major Supplier, or that any Acquiror Major Supplier will not sell supplies or services to Acquiror at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to Acquiror, subject to general and customary price increases.  No Acquiror Major Supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.23Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Acquiror.

Article VI
COVENANTS

Section 6.1Conduct of Business Prior to Closing.

(a)From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VIII, except as otherwise provided in this Agreement or consented to in writing by Acquiror (which consent shall not be unreasonably withheld or delayed) or required by applicable Law, the Company shall (a) conduct the business of the Company in the ordinary course of business; (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries; and (c) not (i) amend or propose to amend the Company Charter Documents or similar governing documents of any of its Subsidiaries, (ii) redeem, split, combine or reclassify the Company’s outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, (iv) issue or sell any shares of any class of the Company’s capital stock or any of its Subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, the Company’s or any of its

Subsidiaries’ capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company shall issue an aggregate of 142,558,000 shares of Company Common Stock immediately prior to the Closing pursuant to the terms set forth in the Subscription Agreements, (v) sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of the Company or its Subsidiaries, or (vi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

(b)From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VIII, except as otherwise provided in this Agreement or consented to in writing by the Company (which consent shall not be unreasonably withheld or delayed) or required by applicable Law, Acquiror shall (a) conduct the business of the Company in the ordinary course of business; (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of Acquiror and its Subsidiaries; and (c) not (i) amend the Acquiror Charter Documents or similar governing documents of any of its Subsidiaries, (ii) redeem, split, combine or reclassify Acquiror’s outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, (iv) issue or sell any shares of any class of Acquiror’s capital stock or any of its Subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, Acquiror’s or any of its Subsidiaries’ capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, (v) sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of Acquiror or its Subsidiaries, or (vi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2Access to Information.

(a)From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VIII, the Company shall (a) afford Acquiror and its Representatives reasonable access to and the right to reasonably inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries; (b) furnish Acquiror and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as Acquiror or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Acquiror in its investigation of the Company and its Subsidiaries.  Any investigation or access afforded pursuant to this Section 6.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries or violate the terms of any Contract and to preserve all attorney-client, work product, or other legal or similar privilege with respect thereto.  No investigation by Acquiror or other information received by Acquiror shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b)From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VIII, Acquiror shall (a) afford the Company and its Representatives reasonable access to and the right to reasonably inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to Acquiror and its Subsidiaries; (b) furnish the Company and its Representatives with such financial, operating and other data and information related to Acquiror and its Subsidiaries as the Company or any of its Representatives may reasonably request; and (c) instruct the Representatives of Acquiror to cooperate with the Company in its investigation of Acquiror and its Subsidiaries.  Any investigation or access afforded pursuant to this Section 6.2(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Acquiror and its Subsidiaries or violate the terms of any Contract and to preserve all attorney-client, work product, or other legal or similar privilege with respect thereto.  No investigation by the Company or other information received by the Company shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Acquiror in this Agreement.

(c)Acquiror and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, effective as of August 26, 2020, between Acquiror and the Company’s wholly-owned Subsidiary, Envirotech Drive Systems Incorporated, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.3Exclusivity

.  The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall take all action necessary to ensure that none of its Subsidiaries or any of their respective Affiliates and Representatives shall, directly or indirectly (a) solicit, initiate, consider, encourage or accept any proposal or offer than constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Company Acquisition Proposal.  The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  The Company shall notify Acquiror promptly, and in any event within twenty-four (24) hours, orally and in writing if any such Company Acquisition Proposal, or any inquiry or other contact with any Person that could reasonably be expected to lead to a Company Acquisition Proposal, is made.  Any such notice to Acquiror shall indicate in reasonable detail the identity of the Person making such Company Acquisition Proposal, inquiry or other contact and the terms and conditions of such Company Acquisition Proposal, inquiry or other contact.  The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party, without the prior written consent of Acquiror.  For purposes of this Agreement, “Company Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger):  (i) any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries (other than inventory to be sold in the ordinary course of business consistent with past practice), (ii) any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) any

recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries.

Section 6.4Stockholders Consent.

  The Company shall use its reasonable best efforts to obtain, following the execution and delivery of this Agreement, the Stockholder Consent from all Stockholders to achieve the Requisite Stockholder Approval.  The materials submitted to the Stockholders in connection with the Stockholder Consent shall include, among other documents, the Company Board Recommendation.  Promptly following receipt of the Stockholder Consent, the Company shall deliver a copy of such Stockholder Consent to Acquiror.  The Company shall not submit any other proposals for approval of the Stockholders without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned, or delayed).

Section 6.5Resignations; Directors’ and Officers’ Indemnification.

(a)As a condition to Closing, Acquiror shall have received from each officer, director or employee of the Company or any Subsidiary of the Company a resignation letter dated effective as of the Effective Time resigning from all of their director, officer, and similar positions with the Company or any Subsidiary of the Company (the “Resignations”).  The Resignations shall be in form and substance reasonably satisfactory to Acquiror.

(b)For six (6) years from and after the Effective Time, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, indemnify and hold harmless all past and present (as of the Effective Time) directors and officers of the Company and its Subsidiaries (the “D&O Indemnified Parties” and individually a “D&O Indemnified Party”) against any costs (including attorneys’ fees) and expenses (including advancing costs (including attorneys’ fees) and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each D&O Indemnified Party to the fullest extent permitted by applicable Law, the Company Charter Documents, and the organizational documents of the Company’s Subsidiaries, as applicable; provided that such D&O Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such D&O Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit, proceeding or investigation, whether civil, criminal, administrative or investigative in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), whether asserted or claimed prior to, at or after the Effective Time, by reason of such Persons serving or having served as an officer, director or other fiduciary of the Company or any Subsidiary (each, a “Covered Position”) to the fullest extent permitted by applicable Law, the Company Charter Documents and the organizational documents of the Company’s Subsidiaries, as applicable, or any indemnification, employment or other similar Contract.  The parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision or any other right and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the D&O Indemnified Parties as provided in their respective certificate of incorporation or bylaws

(or comparable organizational documents), or in any indemnification agreement, shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof.  Notwithstanding anything herein to the contrary, if any D&O Indemnified Party notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.5(b), the provisions of this Section 6.5(b) shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.  The provisions of this Section 6.5(b) shall not, with respect to a D&O Indemnified Party, apply to (i) any claim initiated by such D&O Indemnified Party (other than a claim to enforce the provisions of this Section 6.5(b) or any rights under any applicable Law, the Company Charter Documents, the organizational documents of the Company’s Subsidiaries, as applicable, or any indemnification agreement), provided that this clause (i) shall only be with respect to such plaintiff D&O Indemnified Party bringing such claim and not to other D&O Indemnified Parties, (ii) any claim not brought “by reason of” (as such term is used for purposes of Section 145 of the DGCL) such person’s services in a Covered Position, or (iii) any fraud committed by such D&O Indemnified Party in connection with this Agreement or the Merger, as determined by a court of competent jurisdiction in a final, nonappealable judgment.

(c)Acquiror and the Surviving Corporation agree that all rights of indemnification, exculpation and limitation of liabilities existing in favor the D&O Indemnified Parties as provided in the Company Charter Documents and the organizational documents of the Company’s Subsidiaries, as applicable, or any indemnification agreement with respect to acts or omissions in their capacity as directors or officers occurring at or prior to the Effective Time shall survive the Merger and continue in full force and effect in accordance with their respective terms (unless prohibited by applicable Law).  From and after the Effective Time, Acquiror shall cause the Surviving Corporation and each Subsidiary, to pay and perform in a timely manner such indemnification obligations in accordance with their terms.  For a period of six (6) years from and after the Effective Time, Acquiror shall cause the certificate of incorporation and bylaws of the Surviving Corporation and organizational documents of each Subsidiary to contain provisions no less favorable with respect to indemnification, exculpation, and advancement of expenses of directors and officers of the Company or such Subsidiary, as applicable, for periods at or prior to the Effective Time than are currently set forth in the Company Charter Documents or organizational documents of such Subsidiary (unless prohibited by applicable Law).

(d)The obligations of Acquiror and the Surviving Corporation under this Section 6.5 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.5 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.5 applies shall be third-party beneficiaries of this Section 6.4, each of whom may enforce the provisions of this Section 6.5).

(e)In the event Acquiror, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.5.

(f)The agreements and covenants contained in this Section 6.5 and in the Company Charter Documents, the organizational documents of the Subsidiaries, and the indemnification agreements, shall be the sole and exclusive right to which any D&O Indemnified Party is entitled in respect of indemnification, reimbursement, or right of advancement as a result of his or her capacity as a director or officer of the Company or any of its Subsidiaries, whether pursuant to law, contract or otherwise, from or against Acquiror, the Surviving Corporation or any of their Affiliates, in each case, related to any matter that occurred at or prior to the Effective Time (other than claims for compensation or benefits under any agreement binding, as of Closing, on the Company or any Subsidiary).

Section 6.6Closing Conditions

.  From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VIII, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.7Termination of Indebtedness

.  The Company shall negotiate Debt Payoff Letters for all Payoff Indebtedness.  The Company shall deliver all notices and take all other actions reasonably requested by Acquiror to facilitate the termination of all Contracts relating to Payoff Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by Acquiror) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 6.7 require the Company to cause the termination of any Contracts relating to Payoff Indebtedness other than as part of the Closing.

Section 6.8Public Announcements

.  On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 6.9Further Assurances

.  Each of the parties to this Agreement shall use its commercially reasonable best efforts to effect the transactions contemplated hereby.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the Merger and the transactions contemplated hereby.

Article VII
CONDITIONS TO CLOSiNG

Section 7.1Conditions to Obligations of All Parties

.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)This Agreement and each of the transactions contemplated hereby, including the Merger, shall have been duly adopted by the Requisite Stockholder Approval.

(b)There shall not be in effect any order, writ, injunction, judgment or decree entered by a Governmental Authority of competent jurisdiction, or any Law preventing, enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 7.2Conditions to Obligations of Acquiror and Sub

.  The obligations of Acquiror and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Acquiror’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)No Action shall have been commenced against Acquiror, Sub or the Company, which would prevent the Closing.

(d)From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(e)The Company shall have delivered each of the closing deliverables set forth in Section 3.3(c), including an executed Stockholder Representation Statement from each Stockholder.

(f)Acquiror shall have received a written opinion, dated the Closing Date, from its counsel, K&L Gates LLP, in form and substance reasonably satisfactory to Acquiror, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Acquiror and the Company reasonably satisfactory in form and substance to such counsel.

(g)Acquiror shall have received all the Resignations as required under Section 6.4(a).

Section 7.3Conditions to Obligations of the Company

.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Acquiror and Sub contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Acquiror Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Acquiror Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)Acquiror and Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)No Action shall have been commenced against Acquiror, Sub or the Company, which would prevent the Closing.

(d)From the date of this Agreement, there shall not have occurred any Acquiror Material Adverse Effect that is continuing, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in an Acquiror Material Adverse Effect.

(e)Acquiror shall have delivered each of the closing deliverables set forth in Section 3.3(d).

(f)The Pro Forma Capitalization Table attached hereto as Exhibit E shall be true and correct as of the Closing and after giving effect to the issuance by Acquiror of the Per Common Share Merger Consideration.

(g)The Company shall have received a written opinion, dated the Closing Date, from its counsel, Troutman Pepper Hamilton Sanders LLP, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Acquiror and the Company reasonably satisfactory in form and substance to such counsel.

(h)The board of directors of Acquiror shall be comprised of the Company Board Nominees and Acquiror Board Nominees.

Article VIII
TERMINATION

Section 8.1Termination

.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)by the mutual written consent of the Company and Acquiror;

(b)by Acquiror by written notice to the Company if:

(i)neither Acquiror nor Sub is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within twenty (20) days of the Company’s receipt of written notice of such breach from Acquiror; or

(ii)the Merger has not been consummated by March 31, 2021 (the “End Date”), unless Acquiror or Sub failed to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing or otherwise breached this Agreement and such breach or failure to perform or comply resulted in the failure or non-satisfaction of any condition specified in Article VII;

(c)by the Company by written notice to Acquiror if:

(i)the Company is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Acquiror or Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Acquiror or Sub within twenty (20) days of Acquiror’s or Sub’s receipt of written notice of such breach from the Company; or

(ii)the Merger has not been consummated by the End Date, unless the Company failed to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing or otherwise breached this Agreement and such breach or failure to perform or comply resulted in the failure or non-satisfaction of any condition specified in Article VII;

(d)by Acquiror or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a governmental order restraining or enjoining the transactions contemplated by this Agreement, and such governmental order shall have become final and non-appealable; or

(e)by Acquiror if by the End Date, the Company shall not have delivered to Acquiror a copy of the Stockholder Consent from Stockholders sufficient to achieve the Requisite Stockholder Approval; provided, however, that Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) at any time after delivery of a copy of the Stockholder Consent from Stockholders sufficient to achieve the Requisite Stockholder Approval.

Section 8.2Effect of Termination

.  In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)this Article VIII and Section 6.2(c) hereof shall survive any such termination; and

(b)that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Section 8.3Notice of Termination

.  In the event of termination by the Company or Acquiror pursuant to Section 8.1, written notice of such termination and the basis thereof shall be given by the terminating party to the other party to this Agreement.

Article IX
GENERAL PROVISIONS

Section 9.1Fees and Expenses

.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses.

Section 9.2Amendment and Modification

.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 9.3Extension; Waiver

.

(a)Each party may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the party.  Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

(b)No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4Notices

.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)if to the Company (prior to the Closing), to:

Envirotech Drive Systems, Inc.
35625 Highway 190, Suite 203
Springville, California 93265
Attention:  Susan Emry, President
E-mail:  accountingusa@envirotechvehicles.com

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
5 Park Plaza, 14th Floor
Irvine, California 92614
Attention:  Larry A. Cerutti
E-mail:  larry.cerutti@troutman.com

(ii)if to Acquiror, Sub or the Company (after the Closing) to:

ADOMANI, Inc.
1215 Graphite Drive
Corona, California 92881
Attention:  Michael K. Menerey
E-mail:  mike.m@adomanielectric.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP
1 Park Plaza, 12th Floor
Irvine, California 92614
Attention:  Michael A. Hedge
E-mail:  michael.hedge@klgates.com

Section 9.5Interpretation

.  When a reference is made in this Agreement to a Section, Article or Schedule such reference shall be to a Section, Article or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.  With respect to any document or other information, the term “made available” shall mean that such document or other information was uploaded to, and available to be examined by Acquiror or the Company in, as applicable, the virtual data room populated by the Company or Acquiror, as applicable, for purposes of the transactions contemplated by this Agreement.

Section 9.6Entire Agreement

.  This Agreement (including the Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.7No Third-Party Beneficiaries

.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9.8Governing Law

.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.9Submission to Jurisdiction

.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10Assignment; Successors

.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Acquiror may assign this Agreement to any Affiliate of Acquiror without the prior consent of the other parties hereto; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11Enforcement

.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.12Currency

.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.13Severability

.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.14Waiver of Jury Trial

.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15Counterparts

.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.16Facsimile or .pdf Signature

.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.17Time of Essence

.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.18No Presumption Against Drafting Party

.  Each of Acquiror, the Company and the Stockholders acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADOMANI, INC.

By:/s/Phillip W. Oldridge

Name: Phillip W. Oldridge

Title: Chief Executive Officer

EVT ACQUISITION COMPANY, INC.

By:/s/Phillip W. Oldridge

Name: Phillip W. Oldridge

Title: President and Chief Executive Officer

ENVIROTECH DRIVE SYSTEMS, INC.

By:/s/Susan Emry

Name: Susan Emry

Title: President

Signature Page to Agreement and Plan of Merger